EXHIBIT 10.1

NEOWARE, INC.

Summary of Cash Compensation Policy for Non-Employee Directors

Effective January 1, 2007

     Effective as of January 1, 2007, the following sets forth the policy for cash compensation of non-employee directors:

•	Each non-employee member of the Board will receive an annual fee of $16,000 for services as a member of the Board, paid quarterly;
•	Each non-employee director will receive $1,500 per Board meeting attended in person, $750 for each Board meeting attended telephonically and $500 for each committee meeting attended either in person or telephonically;
•	The chairman of the Audit Committee will receive an annual fee of $16,000, the chairman of the Compensation and Stock Option Committee will receive an annual fee of $6,000 and the chairman of the Governance and Nominating Committee will receive an annual fee of $2,000, for his services during the 2007 fiscal year as chairman, paid quarterly; and
•	The independent lead director will receive an annual fee of $10,000, paid quarterly.